As filed with the Securities and Exchange Commission on October 10, 2007
Registration No. 333-•
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

V.F. CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	23-1180120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

105 Corporate Center Boulevard.
Greensboro, North Carolina 27408
(336) 424-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Candace S. Cummings, Esq.
Vice President — Administration, General Counsel and Secretary
105 Corporate Center Boulevard
Greensboro, North Carolina 27408
(336) 424-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah Beshar, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	per Unit(1)	Price(1)	Registration Fee(1)
Debt securities
Warrants to purchase debt securities
Warrants to purchase Common Stock
Preferred stock
Common Stock
Purchase Contracts
Units

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

VF Corporation

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell the securities through underwriters or dealers, directly to other purchasers or through agents. The accompanying prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the securities in respect of which this prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 14 of our annual report on Form 10-K for the year ended December 30, 2006 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 10, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

VF CORPORATION

VF Corporation, organized in 1899, is a worldwide leader in branded lifestyle apparel and related products. Unless the context indicates otherwise, the terms “we,” “us,” “our” and “VF” used herein refer to VF Corporation and its consolidated subsidiaries.

For over 100 years, VF has grown by offering consumers high quality, high value branded apparel and other products. Our stated vision is: VF will grow by building lifestyle brands that excite consumers around the world. Lifestyle brands are those brands that connect closely with consumers because they are aspirational and inspirational; they reflect consumers’ specific activities and interests. Lifestyle brands generally extend across multiple product categories and have greater potential for growth. For several years, VF has been implementing a growth plan designed to transform its mix of business to include more higher growth, higher margin lifestyle brands. As part of its growth plan, VF has acquired such lifestyle brands as Nautica®, Vans®, Reef®, Kipling®, Napapijri®, 7 for All Mankind® and lucy®, and has also invested heavily behind several of its other brands to maximize their growth potential.

We generally target a VF brand to specific groups of consumers within specific channels of distribution. VF’s diverse portfolio of brands and products serves consumers shopping in specialty stores, department stores, national chains and mass merchants. In addition, many products are sold directly to consumers through VF-operated retail stores, as well as monobrand retail stores operated by independent parties. A global company, VF derives 26% of its revenues from outside the United States, primarily in Europe, Canada, Latin America and the Far East, with VF products sold in certain geographic areas through our licensees and distributors. To provide these products across numerous channels of distribution in different geographic areas, we have implemented a strategy that combines efficient and flexible internally-owned manufacturing with sourcing of finished goods from independent contractors.

VF’s businesses are organized into product categories, and by brands within those product categories, for both management and internal financial reporting purposes. These groupings of businesses are called “coalitions” and consist of the following: Jeanswear, Outdoor, Imagewear, Sportswear and Contemporary Brands. These coalitions are treated as reportable segments for financial reporting purposes. Coalition management has the responsibility to build and develop brands, with certain financial and administrative support and disciplines provided by VF corporate management.

The following table summarizes VF’s primary owned and licensed brands by coalition:

	Primary	Primary
Coalition	Brands	Product(s)

Jeanswear	Wrangler® Wrangler Hero® Lee® Riders® Rustler® Timber Creek by Wrangler®	denim and casual bottoms, tops denim bottoms denim and casual bottoms, tops denim and casual bottoms, tops denim and casual bottoms, tops casual bottoms and tops
Outdoor	The North Face® Vans® JanSport® Eastpak® Kipling® Napapijri® Reef® Eagle Creek®	performance-oriented apparel, footwear, outdoor gear
skateboard-inspired footwear and apparel
backpacks, luggage, apparel
backpacks, apparel
luggage, travel bags, backpacks, accessories
premium outdoor apparel products
surf-inspired footwear and apparel
luggage, packs, travel accessories
Imagewear	Red Kap® Bulwark® Lee Sport® NFL® (licensed) MLB® (licensed) Harley-Davidson® (licensed)	occupational apparel occupational apparel licensed sports apparel licensed athletic apparel licensed athletic apparel licensed apparel
Sportswear	Nautica® John Varvatos®	fashion sportswear and accessories luxury men’s apparel and accessories
Contemporary Brands	7 for All Mankind® lucy®	premium denim women’s activewear

Our principal executive offices are located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408, and our telephone number is (336) 424-6000. We maintain a website at www.vfc.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

All periodic and current reports, registration statements and other filings that VF is required to file or furnish to the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, are available free of charge from the SEC’s website (http://www.sec.gov) and public reference room at 100 F Street, NE, Washington, DC 20549 and on VF’s website at http://www.vfc.com. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

(a) Annual Report on Form 10-K for the year ended December 30, 2006;

(b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;

(c) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007;

(d) Annual Proxy Statement filed on March 22, 2007;

(e) Current Report on Form 8-K filed on January 26, 2007;

(f) Current Report on Form 8-K filed on April 24, 2007;

(g) Current Report on Form 8-K filed on July 30, 2007;

(h) Current Report on Form 8-K filed on August 24, 2007;

(i) Current Report on Form 8-K filed on August 31, 2007.

(j) Current Report on Form 8-K filed on October 5, 2007.

Copies of these reports may also be obtained free of charge upon written request to the Secretary of VF Corporation, P.O. Box 21488, Greensboro, NC 27420.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, VF Corporation will use the proceeds it receives from the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing other debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon the funding requirements of VF at the time and the availability of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months Ended June				Fiscal Years Ended December
	2007		2006		2006		2005		2004		2003		2002

Ratio of Earnings to Fixed Charges(1)	9.4	x	8.2	x	9.6	x	8.0	x	6.6	x	7.1	x	6.2x
Ratio of Earnings to Combined Fixed Charges(2) and Preferred Dividends	9.4	x	8.1	x	9.5	x	7.9	x	6.5	x	6.9	x	6.0x

(1)	For purposes of this ratio, earnings are based on income from continuing operations before income taxes and before fixed charges. Income from continuing operations before income taxes is adjusted for minority interests of partially owned consolidated subsidiaries and for earnings and dividends of investments accounted for on the equity method. Fixed charges consist of interest expense, capitalized interest and one-third of rent expense (excluding contingent rent expense), which approximates the interest factor of such rent expense.

(2)	For purposes of this ratio, earnings are based on income from continuing operations before income taxes and before fixed charges. Income from continuing operations before income taxes is adjusted for minority interests of partially owned consolidated subsidiaries and for earnings and dividends of investments accounted for on the equity method. Fixed charges consist of interest expense, capitalized interest and one-third of rent expense (excluding contingent rent expense), which approximates the interest factor of such rent expense. Preferred stock dividends relate to the Series B Convertible Preferred Stock held by the Employee Stock Ownership Plan, all of which was converted to Common Stock in June 2006.

CAPITALIZATION OF VF CORPORATION

The following table sets forth the unaudited consolidated summary capitalization at June 30, 2007 of VF Corporation. The table should be read in conjunction with our consolidated financial statements and related notes and other financial data included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 incorporated by reference herein.

At June 30,
2007
(In millions)

Cash and equivalents	$178

Short-term debt (including current portion of long-term debt)	$205
Long-term debt	602

Total debt	807
Common shareholders’ equity
Common stock, par value $1 per share	110
Additional paid-in capital	1,585
Accumulated other comprehensive loss	(59)
Retained earnings	1,541

Total common shareholders’ equity	3,177

Total debt and common shareholders’ equity	$3,984

SELECTED FINANCIAL INFORMATION

The following summary financial data for the five fiscal years ended December 30, 2006 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, for the fiscal years 2006, 2005, 2004, 2003 and 2002. The data should be read in conjunction with our consolidated financial statements, related notes, and other financial information included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 incorporated by reference herein.

Fiscal Years Ended December
2006	2005	2004	2003	2002
(In thousands, except per share and ratio data)

Summary of Operations
Total revenues from continuing operations	$6,215,794	$5,654,155	$5,218,066	$4,413,354	$4,267,068
Operating income from continuing operations	826,144	767,951	664,357	552,523	523,501
Income from continuing operations	535,051	482,629	398,879	343,261	300,223
Discontinued operations	(1,535)	35,906	75,823	54,672	72,488
Cumulative effect of change in accounting policy(1)	—	(11,833)	—	—	(527,254)
Net income (loss)	533,516	506,702	474,702	397,933	(154,543)
Earnings (loss) per common share — basic Income from continuing operations	4.83	4.33	3.61	3.17	2.67
Discontinued operations	(0.01)	0.32	0.69	0.51	0.66
Cumulative effect of change in accounting policy(1)	—	(0.11)	—	—	(4.83)
Net income (loss)	4.82	4.54	4.30	3.67	(1.49)
Earnings (loss) per common share — diluted Income from continuing operations	4.73	4.23	3.54	3.11	2.67
Discontinued operations	(0.01)	0.31	0.67	0.50	0.65
Cumulative effect of change in accounting policy(1)	—	(0.10)	—	—	(4.69)
Net income (loss)	4.72	4.44	4.21	3.61	(1.38)
Dividends per share	1.94	1.10	1.05	1.01	.97
Dividends payout ratio(2)	41.1%	24.2%	24.9%	28.0%	29.2%
Average number of common shares	$110,560	$111,192	$109,872	$107,713	$109,167
Financial Position
Working capital	$1,563,162	$1,213,233	$1,006,354	$1,419,281	$1,199,696
Current ratio	2.5	x	2.1	x	1.7	x	2.8	x	2.4	x
Total assets	$5,465,693	$5,171,071	$5,004,278	$4,245,552	$3,503,151
Long-term debt	635,359	647,728	556,639	955,393	601,145
Redeemable preferred stock	—	23,326	26,053	29,987	36,902
Common stockholders’ equity	3,265,172	2,808,213	2,513,241	1,951,307	1,657,848
Debt to total capital ratio(3)	19.5%	22.6%	28.5%	33.7%	28.3%
Book value per common share	$29.11	$25.50	$22.56	$18.04	$15.28
Other Statistics(5)
Operating margin	13.3%	13.6%	12.7%	12.5%	12.3%
Return on invested capital(4)(6)	14.7%	14.2%	13.4%	14.4%	14.2%
Return on average common stockholders’ equity(6)	18.0%	18.0%	17.8%	19.3%	18.2%
Return on average total assets(6)	10.0%	9.4%	8.5%	9.1%	8.6%
Cash dividends paid	$216,529	$124,116	$117,731	$111,258	$108,773

(1)	After tax effect of change in accounting policy in 2005 to adopt FASB Statement No. 123(R), Share — Based Payment, and in 2002 to adopt FASB Statement No. 142, Goodwill and Other Intangible Assets.

(2)	Dividends per share divided by the total of income from continuing and discontinued operations per diluted share.

(3)	Total capital is defined as common stockholders’ equity plus short-term and long-term debt.

(4)	Invested capital is defined as common stockholders’ equity plus average short-term and long-term debt.

(5)	Operating statistics and market data are based on continuing operations.

(6)	Return is defined as income from continuing operations before net interest expense, after income taxes.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

From time to time, we may make oral or written statements, including statements in our Annual Report, that constitute “forward-looking statements” within the meaning of the federal securities laws. These include statements concerning plans, objectives, projections and expectations relating to VF’s operations or economic performance, and assumptions related thereto. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our articles of incorporation, which were restated as of October 19, 2006 (the “Articles of Incorporation”), our amended and restated by-laws (the “By-laws”) and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and By-laws below. The summary is not complete. The Articles of Incorporation and By-laws are incorporated by reference in the registration statement of which this prospectus is a part and were filed with the SEC as exhibits to the current report on Form 8-K dated October 19, 2006. You should read the Articles of Incorporation and By-laws for the provisions that are important to you.

Certain provisions of the Pennsylvania Business Corporation Law, as amended (the “BCL”), the Rights Agreement (as defined below), the Series A Participating Cumulative Preferred Stock and the Articles of Incorporation and By-laws could have the effect of delaying, deferring or preventing a tender offer, change in control or the removal of existing management that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Articles of Incorporation authorizes us to issue 300,000,000 shares of common stock, without par value, and 25,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

As of July 28, 2007, there were 109,990,315 shares of common stock issued and outstanding which were held of record by 5,010 shareholders. The holders of common stock are entitled to one vote per share (which is non-cumulative) on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of VF, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., 525 Washington Blvd., Jersey City, NJ 07310.

Preferred Stock

Under the Articles of Incorporation, the board of directors is authorized to provide for the issuance of up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such voting powers, full or limited and the number of votes per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be established in or pursuant to the resolution or resolutions providing for the issue thereof to be adopted by the board of directors. Prior to the issuance of each series of preferred stock, the board of directors will adopt resolutions creating and designating such series as a series of preferred stock. As of the date of this prospectus, 2,000,000 shares have been designated as Series A Participating Cumulative Preferred Stock and none have been issued.

Certain Provisions of the Articles of Incorporation, the By-laws and Pennsylvania Law

Advance Notice of Proposals and Nominations

Notices of shareholder proposals and nominations for election of directors may be made by any shareholder entitled to vote only if written notice is given by the shareholder and received by the secretary of the Company not less than 150 days prior to the date of the annual meeting of shareholders.

Supermajority Voting Provisions

Certain provisions of our Articles of Incorporation and By-laws require a greater percentage shareholders’ vote than a majority of the shares cast at a meeting at which a quorum of shareholders is present. For example, removal of directors requires approval by 80% of the votes which all shareholders would be entitled to cast at any election of directors; our By-laws and Articles of Incorporation may only be amended, altered, repealed or new By-laws or Articles adopted upon approval by at least 80% of the votes entitled to be cast by shareholders, unless the change was proposed by a majority of the “disinterested directors” (as defined in the By-laws), in which case only a majority approval vote is required, or unless the change was approved by a majority vote of the disinterested directors.

Rights Plan and Series A Participating Cumulative Preferred Stock

We adopted a shareholder rights plan on January 13, 1988. Each share of our outstanding common stock is accompanied by a “Right.” The terms of the Rights are set forth in an agreement (the “Rights Agreement”) dated January 13, 1988 between the Company and Morgan Shareholder Services Trust Company of New York (now First Chicago Trust Company of New York), as amended on April 17, 1990, December 4, 1990 and January 26, 1998. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the “Series A Stock”), for $100 (subject to adjustment). The Series A Stock is not redeemable and is entitled to a minimum preferential quarterly dividend of $1 per share and an aggregate dividend of 100 times the dividend declared on common stock. Holders of Series A Stock are entitled to a minimum preferential liquidation payment of $100 per share, provided that such holders shall be entitled to receive an aggregate amount per share equal to 100 times the payment made per share of common stock. Each share of Series A Stock is entitled to 100 votes per whole share and votes with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, Series A Stock is entitled to receive 100 times the amount received per share of common stock. The rights relating to the Series A Stock are junior to all other classes of preferred stock which may be designated by the board of directors pursuant to our Articles of Incorporation. Prior to the distribution date of the Rights, the Rights are not exercisable.

The Rights have certain anti-takeover effects. When the Rights become exercisable, a Rights holder is entitled to purchase a number of shares of common stock at half the then-current market price. The Rights held by a person or affiliated group owning 20% or more of our common stock, however, would be void. In the event of a merger or a sale of 50% or more of our assets, each Rights holder will be entitled to purchase a certain number of shares of the acquiror at half the market price of the acquiror’s common shares. Our board of directors can redeem the Rights at any time prior to a person acquiring 20% of the common stock at $.01 per Right. The Rights are intended to increase the expense of a person seeking to acquire us without our board of directors’ approval and to dilute the stock holdings of a potential acquiror.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder, including without limitation, the right to vote or to receive dividends. The Rights expire on January 25, 2008 unless they are redeemed prior thereto by the board of directors. The board of directors may amend the terms of the Rights without shareholder or Rights holder approval, unless such amendment would adversely affect the holders of the Rights.

The foregoing description of the Rights is qualified in its entirety by reference to the complete terms of the Rights as set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. A copy of the Rights Agreement can be obtained as described under “Available Information” or upon written request to the Rights Agent, First Chicago Trust Company of New York, 30 West Broadway, 11th Floor, New York, NY 10007.

Classified Board

We have a classified board of directors pursuant to which the board is divided into three classes, and the term of office of one class expires in each year. Our By-laws provide a nominating procedure for directors if shareholders wish to make nominations for directors.

Certain Anti-Takeover Effects of Pennsylvania Law

Under the BCL, we are prohibited from engaging in certain “business combinations” and other transactions with any interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the time the interested shareholder became an interested shareholder;

•	the transaction is approved by (a) the vote of the holders of the majority of the votes which all shareholders, other than the interested shareholder, are entitled to cast at a meeting of the shareholders called to approve the transaction no earlier than three months after the interested shareholder’s acquisition date, provided that (1) the interested shareholder has acquired 80% of all outstanding shares, (2) the price to be paid in the business combination for the remaining shares will be equal to the greater of (x) the highest price paid by the interested shareholder during the period specified in the BCL, and (y) the market value per common share on the date on which the business combination is announced or the interested shareholder’s acquisition date, whichever is higher, plus interest compounded annually, and less the amount of any dividends paid, (3) such price will be in cash or the same form of consideration previously paid by the interested shareholder for the largest number of shares previously acquired by it, (4) all remaining shareholders may participate in the business combination and be paid, and (5) the interested shareholder has not acquired additional shares after its acquisition date, except as provided in the BCL, or (b) the affirmative vote of all holders of all outstanding shares of common stock;

•	the transaction is approved by the vote of the holders of the majority of the votes which all shareholders other than the interested shareholder are entitled to cast at a meeting of shareholders called for the purpose of approving the business combination no earlier than five years after the interested shareholder’s acquisition date; or

•	the transaction is approved at a shareholder’s meeting called for such purpose no earlier than five years after the interested shareholder’s acquisition date, provided such business combination meets all of the conditions specified in the second bullet above.

We opted out of the provisions of the BCL regarding “control share acquisition” and “disgorgement by certain controlling shareholders following attempts to acquire control.”

DESCRIPTION OF PREFERRED STOCK

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus, including, without limitation:

•	the specific designation and number of shares to be issued;

•	the stated value per share of such preferred stock;

•	the initial public offering price at which shares of such series of preferred stock will be sold;

•	the annual rate of dividends on such preferred stock during the initial dividend period with respect thereto and the date on which such initial dividend period will end;

•	the dividend rate or rates (or method of calculation);

•	whether dividends will be cumulative or non-cumulative;

•	the minimum and maximum applicable rate for any dividend period;

•	the dates on which dividends will be payable, the date from which dividends will accrue and the record dates for determining the holders entitled to such dividends;

•	any redemption or sinking fund provisions; and

•	any additional dividend, redemption, liquidation or other preference or rights and qualifications, limitations or restrictions of such preferred stock.

Our board is authorized, subject to limitations prescribed by law, to provide by resolution for the issuance from time to time of preferred stock in one or more series, any or all of which may have full, limited, multiple, fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights as shall be stated in the resolution or resolutions adopted by the board. Each share of preferred stock will, when issued, be fully paid and non-assessable. The preferred stock will have no preemptive rights.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an Indenture (the “Indenture”) which will be entered into between us and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) and will be our unsecured obligations. The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized herein certain terms and provisions of the Indenture. The summary is not complete. The Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You should read the Indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, and the laws of the state of New York. We have also included references in parentheses to certain sections of the Indenture. See “Where You Can Find Additional Information” for information on how to obtain a copy of the Indenture.

We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

•	the place or places where principal of (and premium, if any) and interest on the debt securities shall be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	if applicable, the price at which, the periods within which, and the terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•	the portion of the principal amount of the debt securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

•	the currency of payment of principal of and premium, if any, and interest on the debt securities;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities; and

•	any other terms of the debt securities. (Section 3.01)

Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities are to be issued as registered securities without coupons in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. As defined in the indenture, “original issue discount securities” means any debt securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 1.01)

Modification of the Indenture

There are three types of changes that can be made to the indenture and the debt securities:

•	Changes requiring your approval. First, the consent of each affected noteholder is required to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 9.02)

•	Changes requiring a majority vote. The second type of change to the indenture and the debt securities requires a vote in favor by holders of debt securities owning a majority of the outstanding aggregate principal amount of the series of debt securities affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 5.13 and 9.02)

•	Changes not requiring holder approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities. (Section 9.01)

Debt securities will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken, that vote or action may be taken only by persons who are holders of outstanding securities on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

Covenants

Restrictions on Mortgages and Other Liens

We will not, nor will we permit any Subsidiary to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (as each such term is defined below) without providing that the debt securities (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the debt securities then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:

(i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii) Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

(v) Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

(vi) Mortgages existing on the date of the indenture; and

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (Section 10.08)

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless:

(i) the Company or such Restricted Subsidiary would be entitled under the indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “Restrictions on Mortgages and Other Liens,” or

(ii) the Company applies an amount in cash equal to such Attributable Debt to the retirement of non-subordinated debt of the Company or a Restricted Subsidiary. (Section 10.09)

The restrictions described above do not apply to:

(i) such transactions involving leases with a term of up to three years,

(ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

(iii) leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease.

“Mortgage” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any subsidiary, except any such plant or facility which, in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property. (Section 1.01)

“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

Mergers and Similar Events

We may not consolidate with or merge into any other person (as defined in the indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

(a) the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the debt securities and under the indenture;

(b) after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

(c) after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the debt securities equally and ratably with (or prior to) any indebtedness secured thereby. (Section 8.01)

Defeasance

Full Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (this is called “full defeasance”) if:

•	we deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 13.02 and 13.04)

If we accomplished full defeasance, you would have to rely solely on the trust deposit for all payments on the debt securities. You could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having money and/or notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must:

•	deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	our obligations regarding the conduct of our business described above under “Covenants,” and any other covenants applicable to the debt securities described in the applicable prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “Mergers and Similar Events”; and

•	the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 13.03 and 13.04)

Events of Default and Notice Thereof

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

•	failure to pay principal of (or premium, if any) on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	failure to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the debt securities outstanding and affected thereby;

•	acceleration of any debt aggregating in excess of $100,000,000 (including debt securities of any series other than that series), if such acceleration has not been rescinded or annulled within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of such series;

•	certain events in bankruptcy, insolvency or reorganization of the Company; and

•	any other Event of Default provided with respect to debt securities of such series. (Section 5.01)

If an Event of Default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind or annul such declaration and its consequences. (Section 5.02)

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon the occurrence of any Event of Default and the continuation thereof.

The trustee, within 30 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, or in the deposit of any sinking fund payment with respect to any debt securities, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of such series. (Section 6.02)

We will be required to furnish to the trustee annually within 120 days after the end of each fiscal year a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 10.04)

The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults. (Sections 5.12 and 5.13)

In case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 6.01) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03)

Certain Pennsylvania Taxes

The debt securities held by or for certain persons, principally individuals and partnerships resident in Pennsylvania, are subject to the Pennsylvania Corporate Loans Tax, the annual rate of which is currently $4 per $2,000 principal amount of the debt securities held by such persons, and this tax will be withheld by us from interest paid to such persons.

Persons resident in Pennsylvania holding debt securities should consult their tax advisors regarding the applicability of the Pennsylvania Corporate Loans Tax.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof of vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, the purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by the global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants, and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

Any specific terms not described below of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of VF, the trustees, the warrant agents, the unit agents or any other agent of VF, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by Davis Polk & Wardwell. Certain legal matters in connection with the securities and any offering of these securities will be passed upon for us by our general counsel, Candace S. Cummings, Esq.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by the Registrant in connection with the offerings described in this Registration Statement.

	Amount
	to be Paid

Registration fee	$0	*
Printing	$105,000
Legal fees and expenses (including Blue Sky fees)	$450,000
Rating Agency fees	$1,350,000
Accounting fees and expenses	$300,000
Miscellaneous	$300,000

TOTAL	$2,505,000

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b).

Item 15.	Indemnification of Directors and Officers

Section 1741 of the Pennsylvania Business Corporation Law, as amended (the “BCL”), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 1742 of the BCL provides that, in the case of actions by or in the right of the corporation, a corporation may indemnify any person who was, or is threatened to be, made a party to such transaction only against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that, to the extent that such person has been successful on the merits or otherwise in defending any action referred to in Sections 1741 and 1742 (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. Under Section 1746 of the BCL, a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL. Section 518 of the Pennsylvania Associations Code (“Section 518”) provides that a Pennsylvania corporation shall have the power, by action of the shareholders, directors, or otherwise, to indemnify a person as to action in his official capacity and as to action in another capacity while holding that office for any action taken or any failure to take any action, whether or not the corporation would have the power to indemnify the person under any other provision of law (including Sections 1741 and 1742 of the BCL), except as provided in Section 518, and whether or not the indemnified liability arises or arose from any threatened, pending, or completed action by or in the right of the corporation. Indemnification is not authorized pursuant to Section 518 in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

In addition to the power to advance expenses under the BCL, Section 518 and Section 1745 provide that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Section 518 permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations whether arising under or pursuant to Section 518 or otherwise.

The registrant’s By-laws provide that any person made a party to any lawsuit by reason of being a director or officer of the registrant may be indemnified by the registrant, to the fullest extent permitted by Pennsylvania law, against the reasonable expenses, including attorneys’ fees, incurred by the director or officer in connection with the defense of such lawsuit. The By-laws further provide that a director of the registrant shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director has breached or failed to perform the duties of a director under Section 1712 of the BCL, as such law may be amended from time to time, and (b) the breach of duty constituted self-dealing, willful misconduct, or recklessness. The limitation on a director’s personal liability for monetary damages does not apply to a director’s criminal liability or liability for taxes.

The registrant maintains directors’ and officers’ liability insurance for expenses for which indemnification is permitted by the BCL and Section 518. These insurance policies insure the registrant against amounts which it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties, and other matters uninsurable under law) arising from any claim made against them on account of any alleged “wrongful act” in their official capacity. A wrongful act is defined as “any breach of any duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or . . . so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers,” subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties, and other matters uninsurable under law) arising out of the insured’s breach of fiduciary duty, subject to certain exclusions.

Item 16.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.		Document

1	.1*	Form of Underwriting Agreement (Debt)
1	.2**	Form of Underwriting Agreement (Equity)
4	.1*	Form of Indenture between the Registrant and The Bank of New York Trust Company, N.A.
4	.2*	Form of Note (included in Exhibit 4.1)
4	.3**	Form of Warrant Agreement
4	.4**	Form of Purchase Contract
4	.5**	Form of Unit Agreement
4	.6†	Amended and Restated By-laws (filed as Exhibit 3.1 to VF Corporation’s Current Report on Form 8-K filed on October 23, 2006 and incorporated by reference herein)
4	.7†	Restated Articles of Incorporation (filed as Exhibit 3.1 to VF Corporation’s Current Report on Form 8-K filed on October 23, 2006 and incorporated by reference herein)
5	.1*	Opinion of Davis Polk & Wardwell
5	.2*	Opinion of Candace S. Cummings, General Counsel
12	.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges

Exhibit No.		Document

23	.1*	Consent of PricewaterhouseCoopers LLP
23	.2*	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
23	.3*	Consent of Candace S. Cummings (included in Exhibit 5.2)
24	.1*	Powers of Attorney
25	.1*	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A.

*	Filed herewith

**	To be filed prior to or connection with the first offering contemplated by such agreement as an exhibit to a Current Report on Form 8-K and incorporated herein by reference

†	Incorporated by reference

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on October 10, 2007.

VF Corporation

By:	/s/ Mackey J. McDonald
Name:     Mackey J. McDonald

Title:	Chairman and Chief Executive Officer

By:	/s/ Candace S. Cummings
Name:     Candace S. Cummings

Title:	Vice President — Administration, General Counsel and Secretary

Signature	Title	Date

/s/ Mackey J. McDonald Mackey J. McDonald	Chairman and Chief Executive Officer	October 10, 2007

/s/ Robert K. Shearer Robert K. Shearer	Senior Vice President and Chief Financial Officer	October 10, 2007

/s/ Bradley W. Batten Bradley W. Batten	Vice President — Controller and Chief Accounting Officer	October 10, 2007

* Juan Ernesto de Bedout	Director	October 10, 2007

* Edward E. Crutchfield	Director	October 10, 2007

* Ursula O. Fairbairn	Director	October 10, 2007

* Barbara S. Feigin	Director	October 10, 2007

* George Fellows	Director	October 10, 2007

* Daniel R. Hesse	Director	October 10, 2007

Signature		Title	Date

* Robert J. Hurst		Director	October 10, 2007

* W. Alan McCollough		Director	October 10, 2007

* Clarence Otis, Jr.		Director	October 10, 2007

* M. Rust Sharp		Director	October 10, 2007

* Eric C. Wiseman		Director	October 10, 2007

* Raymond G. Viault		Director	October 10, 2007

*By:	/s/ CANDACE S. CUMMINGS Name: Candace S. Cummings Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Document

1	.1*	Form of Underwriting Agreement (Debt)
1	.2**	Form of Underwriting Agreement (Equity)
4	.1*	Form of Indenture between the Registrant and The Bank of New York Trust Company, N.A.
4	.2*	Form of Note (included in Exhibit 4.1)
4	.3**	Form of Warrant Agreement
4	.4**	Form of Purchase Contract
4	.5**	Form of Unit Agreement
4	.6†	Amended and Restated By-laws (filed as Exhibit 3.1 to VF Corporation’s Current Report on Form 8-K filed on October 23, 2006 and incorporated by reference herein)
4	.7†	Restated Articles of Incorporation (filed as Exhibit 3.1 to VF Corporation’s Current Report on Form 8-K filed on October 23, 2006 and incorporated by reference herein)
5	.1*	Opinion of Davis Polk & Wardwell
5	.2*	Opinion of Candace S. Cummings, General Counsel
12	.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges
23	.1*	Consent of PricewaterhouseCoopers LLP
23	.2*	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
23	.3*	Consent of Candace S. Cummings (included in Exhibit 5.2)
24	.1*	Powers of Attorney
25	.1*	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A.

*	Filed herewith

**	To be filed prior to or connection with the first offering contemplated by such agreement as an exhibit to a Current Report on Form 8-K and incorporated herein by reference

†	Incorporated by reference